Exhibit 32


                          SHELBOURNE PROPERTIES I, INC.
                 FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003


                            CERTIFICATION PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

         In connection with the Annual Report of Shelbourne Properties I, Inc., (the "Company"), on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned, in the capacities and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that: (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

         Date:  March 25, 2004                      /s/ Michael L. Ashner
                                                    ---------------------
                                                    Michael L. Ashner
                                                    Chief Executive Officer


         Date:  March 25, 2004                      /s/ Carolyn B. Tiffany
                                                    ----------------------
                                                    Carolyn B. Tiffany
                                                    Chief Financial Officer

                              ANNUAL REPORT ON 10-K
                               ITEM 8 AND 15(a)(2)





                          SHELBOURNE PROPERTIES I, INC.

                             A DELAWARE CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                    I N D E X

                                                                                                              Page
                                                                                                             Number
                                                                                                             ------

Independent Auditors' Report.....................................................................................50

Consolidated Financial Statements, years ended December 31, 2003, 2002 and 2001

Consolidated Statements of Net Assets (Liquidation Basis) as of December 31, 2003
and December 31, 2002............................................................................................51

Consolidated Statements of Operations and Changes in Net Assets for the Year
Ended December 31, 2003 (Liquidation Basis), the Period October 30, 2002 to
December 31, 2002 (Liquidation Basis) and Consolidated Statements of Operations
for the Period January 1, 2002 to October 29, 2002 and for the Year Ended
December 31, 2001 (Going Concern Basis)..........................................................................52

Consolidated Statements of Equity (Going Concern Basis) for the Period January 1, 2002
to October 29, 2002 and the Year Ended December 31, 2001 ........................................................53

Consolidated Statements of Cash Flows for the Year ended December 31, 2003
(Liquidation Basis), the Period October 30, 2002 to December 31, 2002
(Liquidation Basis) and January 1, 2002 to October 29, 2002 and for the Year
Ended December 31, 2001 (Going Concern Basis)....................................................................54

Notes to Consolidated Financial Statements.......................................................................56



INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Shelbourne Properties I, Inc.

We have audited the accompanying consolidated statements of net assets (liquidation basis) of Shelbourne Properties I, Inc. (the "Corporation") as of December 31, 2003 and 2002, and the related consolidated statements of operations and changes in net assets (liquidation basis) and cash flows (liquidation basis) for the year ended December 31, 2003 and for the period October 30, 2002 to December 31, 2002. In addition, we have audited the accompanying consolidated statements of operations, equity and cash flows for the year ended December 31, 2001 and for the period January 1, 2002 to October 29, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the stockholders of the Corporation approved a plan of liquidation on October 29, 2002. As a result the Corporation has changed its basis of accounting from the going concern basis to the liquidation basis effective October 30, 2002.

In our opinion, such consolidated financial statements present fairly, in all material respects (1) the net assets (liquidation basis) of the Corporation and its subsidiaries as of December 31, 2003 and 2002, (2) the changes in their net assets (liquidation basis) and their cash flows (liquidation basis) for the year ended December 31, 2003 and for the period October 30, 2002 to December 31, 2002 and (3) the results of their operations (going concern basis) and their cash flows (going concern basis) for the year ended December 31, 2001 and for the period January 1, 2002 to October 29, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidation financial statements, because of the inherent uncertainty of valuation when a company is in liquidation, the amounts realizable from the disposition of the remaining assets and the amounts creditors agree to accept in settlement of the obligations due them may differ materially from the amount shown in the accompanying consolidated statements of net assets as of December 31, 2003 and 2002.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
March  25, 2004

                          SHELBOURNE PROPERTIES I, INC.


            CONSOLIDATED STATEMENTS OF NET ASSETS (LIQUIDATION BASIS)
                  AS OF DECEMBER 31, 2003 AND DECEMBER 31, 2002

                                                                  2003           2002
                                                               -----------   -----------
ASSETS

Real estate held for sale                                      $      --     $30,341,402
Investments in joint ventures                                   10,768,209    57,791,273
Cash and cash equivalents                                        2,176,924       550,061
Other assets                                                       348,787       359,699
Loan and accrued interest receivable from related party          1,352,307          --
Receivables, net                                                      --         166,723
                                                               -----------   -----------
        Total Assets                                            14,646,227    89,209,158
                                                               -----------   -----------

LIABILITIES

Accounts payable and accrued expenses                              880,104       386,903
Credit Facility                                                       --      23,832,274
Common share dividend payable                                    1,275,716          --
Class B Unitholder distribution payable                            225,348          --
Reserve for estimated costs during the period of liquidation     1,500,000     1,300,000
Deferrals of gains on real estate assets and joint ventures      4,431,694    52,537,883

COMMITMENTS AND CONTINGENCIES (Notes 8, 9)

CLASS B Partnership Interests (Note 8)                                --            --

CLASS A 5% Preferred Partnership Interests,
at liquidation value (Note 9)                                         --         812,674
                                                               -----------   -----------
        Total Liabilities                                        8,312,862    78,869,734
                                                               -----------   -----------
NET ASSETS IN LIQUIDATION                                      $ 6,333,365   $10,339,424
                                                               ===========   ===========


                See notes to consolidated financial statements.

                          SHELBOURNE PROPERTIES I, INC.


  CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEAR
    ENDED DECEMBER 31, 2003, THE PERIOD OCTOBER 30, 2002 TO DECEMBER 31, 2002
      (LIQUIDATION BASIS) AND CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
                 PERIOD JANUARY 1, 2002 TO OCTOBER 29, 2002 AND
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                              (GOING CONCERN BASIS)


                                                                              PERIOD       PERIOD 1/1/02
                                                                            10/30/02 TO     TO 10/29/02                    2001
                                                                2003        12/31/2002       (GOING                       (GOING
                                                            (LIQUIDATION   (LIQUIDATION     CONCERN          2002         CONCERN
                                                               BASIS)          BASIS)        BASIS)      (AGGREGATED)      BASIS)
                                                            ------------   ------------   ------------   ------------   ------------
Rental revenue                                              $  2,011,425   $    713,451   $  3,688,510   $  4,401,961   $ 10,337,996
                                                            ------------   ------------   ------------   ------------   ------------

Costs and expenses:
    Operating expenses                                           594,821        200,389      1,343,650      1,544,039      3,516,980
    Depreciation and amortization                                   --             --          791,233        791,233      1,510,579
    Asset management fee                                         200,000         33,333        152,472        185,805      1,071,503
    Transition management fee                                       --             --          208,250        208,250           --
    Purchase of advisory agreements                                 --             --       18,452,133     18,452,133           --
    Administrative expenses                                    1,023,188        297,586      3,758,297      4,055,883      1,037,509
    Property management fee                                       62,636         21,241        107,527        128,768        312,777
                                                            ------------   ------------   ------------   ------------   ------------
                                                               1,880,645        552,549     24,813,562     25,366,111      7,449,348
                                                            ------------   ------------   ------------   ------------   ------------
Income (loss) before equity income from joint ventures,          130,780        160,902    (21,125,052)   (20,964,150)     2,888,648
interest and other income

    Equity income from joint ventures                         37,642,794        569,022      3,170,305      3,739,327           --
    Gain on sale of real estate held for sale                 12,631,607           --             --             --             --
    Interest expense                                            (374,993)      (161,513)      (681,798)      (843,311)          --
    Interest income                                               40,296          3,255         43,836         47,091        551,031
    Other income                                                 259,587            862          6,517          7,379         31,189
                                                            ------------   ------------   ------------   ------------   ------------

Net income (loss)                                             50,330,071        572,528    (18,586,192)   (18,013,664)     3,470,868
Preferred dividends                                              (41,198)       (25,750)       (25,735)       (51,485)          --
                                                            ------------   ------------   ------------   ------------   ------------

Net income (loss) available for common
stockholders                                                  50,288,873        546,778   $(18,611,927)  $(18,065,149)  $  3,470,868
                                                                                          ============   ============   ============

Net assets at October 29, 2002                                      --       15,570,265
Net assets in liquidation for January 1, 2003                 10,339,424           --

Adjustments to liquidation basis                                    --       (2,000,832)
of accounting

Increase in reserve for estimated
liquidation costs                                               (606,299)          --

Class B Unitholder distribution                                 (947,900)          --
Liquidating dividends - common shares                        (52,740,733)    (3,776,787)
                                                            ------------   ------------

Net assets in liquidation at end of period                  $  6,333,365   $ 10,339,424
                                                            ============   ============

Earnings (loss) per share - Basic and Diluted
Income (loss) per common share                              $      59.92                                 $     (20.26)  $       2.75
                                                            ============                                 ============   ============

Weighted average common shares                                   839,286                                      891,548      1,263,189
                                                            ------------                                 ------------   ------------


                 See notes to consolidated financial statements.

                          SHELBOURNE PROPERTIES I, INC.
     CONSOLIDATED STATEMENTS OF EQUITY (GOING CONCERN BASIS) FOR THE PERIOD JANUARY 1, 2002 TO OCTOBER 29, 2002 AND THE YEAR ENDED DECEMBER 31, 2001

                                            PARTNERS' EQUITY
                                    ----------------------------
                                        GENERAL        LIMITED
                                      PARTNERS         PARTNERS
                                    ------------    ------------
Balance, January 1, 2001            $  2,335,671    $ 44,358,754

Net income through April 18, 2001         69,555       1,321,549

Conversion of Partnership to REIT     (2,405,226)    (45,680,303)

Net income after conversion                 --              --

Dividends ($1.33 per share)                 --              --

Balance, December 31, 2001                  --              --

Net loss                                    --              --

Purchase of treasury stock                  --              --

Dividends paid-Preferred                    --              --
                                    ------------    ------------

Balance, October 29, 2002           $       --      $       --
                                    ============    ============
                                                               STOCKHOLDERS' EQUITY
                                    --------------------------------------------------------------------------
                                                    ADDITIONAL      TREASURY       RETAINED
                                    COMMON STOCK      CAPITAL         STOCK        EARNINGS         TOTAL
                                    ------------   ------------   ------------    ------------    ------------
Balance, January 1, 2001            $       --     $       --     $       --      $       --      $ 46,694,425

Net income through April 18, 2001           --             --             --              --         1,391,104

Conversion of Partnership to REIT         12,632     48,072,897           --              --              --

Net income after conversion                 --             --             --         2,079,764       2,079,764

Dividends ($1.33 per share)                 --             --             --        (1,680,041)     (1,680,041)
                                    ------------   ------------   ------------    ------------    ------------

Balance, December 31, 2001                12,632     48,072,897           --           399,723      48,485,252

Net loss                                    --             --             --       (18,586,192)    (18,586,192)

Purchase of treasury stock                  --             --      (14,303,060)           --       (14,303,060)

Dividends paid-Preferred                    --             --             --           (25,735)        (25,735)
                                    ------------   ------------   ------------    ------------    ------------

Balance, October 29, 2002           $     12,632   $ 48,072,897   $(14,303,060)   $(18,212,204)   $ 15,570,265
                                    ============   ============   ============    ============    ============



                See notes to consolidated financial statements.

                          SHELBOURNE PROPERTIES I, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2003, THE PERIOD OCTOBER 30, 2002 TO DECEMBER 31, 2002 (LIQUIDATION BASIS) AND JANUARY 1,
       2002 TO OCTOBER 29, 2002 AND FOR THE YEAR ENDED DECEMBER 31, 2001
                              (GOING CONCERN BASIS)

                                                                             PERIOD
                                                                           10/30/02 TO   PERIOD 1/1/02
                                                                           12/31/2002     TO 10/29/02
                                                                          (LIQUIDATION  (GOING CONCERN      2002
                                                                2003         BASIS)         BASIS)       (AGGREGATED)      2001
                                                           -------------  ------------  --------------  -------------  -------------

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)                                          $ 50,330,071    $   572,528   $(18,586,192)  $(18,013,664)  $  3,470,868
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
     Depreciation and amortization                                 --             --          791,233        791,233      1,510,579
     Straight line adjustment for stepped lease rentals            --             --           20,023         20,023        120,451
     Change in bad debt reserve                                 (17,749)       (63,215)        14,082        (49,133)          --
     Purchase of advisory agreement                                --             --       18,452,133     18,452,133           --
     Distributions in excess of earnings
       from joint ventures                                   10,670,877        831,110      4,886,401      5,717,511           --
     Gain on sales of real estate held for sale             (12,631,607)          --             --             --             --
Changes in operating assets and liabilities:
     Due from related parties and receivables                   145,925         71,883        (54,222)        17,661        (63,204)
     Other assets                                                10,912        (83,935)    (1,123,854)    (1,207,789)      (428,653)
     Accounts payable and accrued expenses                     (319,474)      (197,135)       227,670         30,535          1,372
     Liquidating expenses paid                                 (406,299)          --             --             --             --
     Due to affiliates                                             --             --             --             --         (396,320)
                                                           ------------   ------------   ------------   ------------   ------------
Net cash provided by operating activities                    47,782,656      1,131,236      4,627,274      5,758,510      4,215,093
                                                           ------------   ------------   ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Improvements to real estate held for sale                      (225,899)       (67,537)       (85,144)      (152,681)    (1,573,270)
Investment in Accotel                                          (867,806)          --             --             --             --
Proceeds from sales of real estate held for sale             32,348,210           --             --             --             --
                                                           ------------   ------------   ------------   ------------   ------------

Net cash used in investing activities                        31,254,505        (67,537)       (85,144)      (152,681)    (1,573,270)
                                                           ------------   ------------   ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock                                         --             --      (14,303,060)   (14,303,060)          --
Proceeds from Fleet Loan                                     17,495,084           --             --             --             --
Paydown of Fleet Loan                                       (17,495,084)          --             --             --             --
Related party loan receivable                                (1,349,257)          --             --             --             --
Proceeds from Credit Facility                                      --             --       23,832,274     23,832,274           --
Paydown of Credit Facility due to sales                     (22,981,815)          --             --             --             --
Payoff of Credit Facility                                      (850,459)          --             --             --             --
Payoff of note payable                                             --             --      (17,639,459)   (17,639,459)          --
Class B Unitholder distributions                               (722,551)          --             --             --             --
Dividends - common                                          (51,465,018)    (3,776,787)          --       (3,776,787)    (1,680,041)
Distributions paid-Class A Unitholder                           (41,198)       (51,485)          --          (51,485)          --
                                                           ------------   ------------   ------------   ------------   ------------
Net cash used in financing activities                       (77,410,298)    (3,828,272)    (8,110,245)   (11,938,517)    (1,680,041)
                                                           ------------   ------------   ------------   ------------   ------------

                                                                                                                        (continued)

                          SHELBOURNE PROPERTIES I, INC.
   CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2003,
    THE PERIOD OCTOBER 30, 2002 TO DECEMBER 31, 2002 (LIQUIDATION BASIS) AND JANUARY 1, 2002 TO OCTOBER 29, 2002 AND FOR THE YEAR ENDED DECEMBER 31, 2001
                        (GOING CONCERN BASIS) (CONTINUED)


                                                              PERIOD
                                                           10/30/02 TO   PERIOD 1/1/02
                                                           12/31/2002     TO 10/29/02
                                                          (LIQUIDATION  (GOING CONCERN       2002
                                               2003          BASIS)          BASIS)      (AGGREGATED)        2001
                                           ------------   ------------  --------------   ------------    ------------
Increase (decrease) in cash and cash
equivalents                                   1,626,863     (2,764,573)    (3,568,115)     (6,332,688)        961,782
                                           ------------   ------------   ------------    ------------    ------------

Cash and cash equivalents, beginning of            --        3,314,634     14,191,726      14,191,726      13,229,944
period
Cash and cash equivalents related to
investments in joint ventures                      --             --       (7,308,977)     (7,308,977)           --
                                           ------------   ------------   ------------    ------------    ------------
Adjusted cash and cash equivalents,
beginning of period                             550,061      3,314,634      6,882,749       6,882,749            --
                                           ------------   ------------   ------------    ------------    ------------
Cash and cash equivalents, end of period   $  2,176,924   $    550,061   $  3,314,634    $    550,061    $ 14,191,726
                                           ============   ============   ============    ============    ============

Supplemental Disclosure of Cash Flow
Information
Cash paid for interest                     $    374,993   $    161,513   $    681,798    $    843,311    $       --
                                           ============   ============   ============    ============    ============

Common share dividend payable              $  1,275,716   $       --     $       --      $       --      $       --
                                           ============   ============   ============    ============    ============
Class B Unitholder distribution payable    $    225,348   $       --     $       --      $       --      $       --
                                           ============   ============   ============    ============    ============

                                                                                                         (CONCLUDED)




                 See notes to consolidated financial statements.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION

         Shelbourne Properties I, Inc., a Delaware corporation (the "Corporation"), was formed on April 18, 2001. The Corporation's wholly-owned operating partnership, Shelbourne Properties I L.P., a Delaware limited partnership (the "Operating Partnership", and together with the Corporation, the "Company"), holds directly and indirectly all of the Company's assets. Pursuant to a merger that was consummated on April 18, 2001, the Operating Partnership became the successor by merger to Integrated High Equity Partners, Series 85, a California limited partnership, (the "Predecessor Partnership").

         In August 2002, the Board of Directors adopted a Plan of Liquidation (the "Plan of Liquidation") and directed that the Plan of Liquidation be submitted to the Corporation's stockholders for approval. The stockholders of the Corporation approved the Plan of Liquidation at a Special Meeting of Stockholders held on October 29, 2002. The Plan of Liquidation contemplates the orderly sale of all of the Corporation's assets for cash or such other form of consideration as may be conveniently distributed to the Corporation's stockholders and the payment of (or provision for) the Corporation's liabilities and expenses, as well as to the extent deemed advisable, the establishment of a reserve to fund the Corporation's contingent liabilities. The Plan of Liquidation gives the Corporation's Board of Directors the power to sell any and all of the assets of the Corporation without further approval by the stockholders.

         The Corporation presently expects that on April 16, 2004, any then remaining assets and liabilities will be transferred to a liquidating trust. With the transfer to a liquidating trust, the liquidation will be completed for federal and state income tax purposes, although one or more distributions of the remaining cash and net proceeds from future asset sales may occur subsequent to the establishment of a liquidating trust.

         At such time as the assets of the Company are distributed to a liquidating trust, the interests in such trust will be non-transferable. Accordingly, investors will not be able to sell their interests in the liquidating trust but will receive distributions from the liquidating trust as the remaining assets are liquidated.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         As a result of the adoption of the Plan of Liquidation and its approval by the Corporation's stockholders, the Corporation adopted the liquidation basis of accounting for the period subsequent to October 29, 2002. Under the liquidation basis of accounting, assets are stated at their estimated net realizable value. Liabilities including the reserves for estimated costs during the period of liquidation are stated at their anticipated settlement amounts. The valuation of real estate held for sale and investment in joint ventures is based upon current contracts, estimates as determined by independent appraisals or other indications of sales values. The valuations for other assets and liabilities under the liquidation basis of accounting are based on management's estimates as of December 31, 2003 and 2002. The actual values realized for assets and settlement of liabilities may differ materially from the amounts estimated.

         The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, the Operating Partnership and Shelbourne Properties I GP LLC, the general partner of the Operating Partnership and a wholly-owned subsidiary of the Corporation. Intercompany accounts and transactions have been eliminated in consolidation.

         As a result of the Operating Partnership incurring debt, the Corporation is no longer allowed to account for its investments in joint ventures on a pro-rata consolidation basis. The Corporation must instead utilize the equity method of accounting. As required, the Corporation's consolidated statements of operations reflect the equity method of accounting subsequent to January 1, 2002, and pro-rata consolidation prior to that date (see Investments in Joint Ventures below).

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         ADJUSTMENTS TO LIQUIDATION BASIS OF ACCOUNTING

         On October 30, 2002 in accordance with the liquidation basis of accounting, assets were adjusted to estimated net realizable value and liabilities were adjusted to estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Since the sale of the properties located in Ft. Lauderdale, Florida; New York, New York; San Diego, California and Towson, Maryland, the valuation of investments in joint ventures and real estate held for sale has been adjusted to reflect estimated realizable value as of December 31, 2003. Further adjustments were included in the December 31, 2003 Consolidated Statement of Changes in Net Assets. The valuation is based on current contracts, estimates as determined by independent appraisals or other indications of sales value, net of estimated selling costs and capital expenditures anticipated during the liquidation period. The valuations of other assets and liabilities are based on management's estimates as of December 31, 2003. During the year ended December 31, 2003, in addition to decreases due to the result of sales, the deferred gain was decreased by $670,146 to reflect revisions to the carrying value of real estate and joint ventures. The actual values realized for assets and settlement of liabilities may differ materially from amounts estimated.

         The anticipated gains which include any distributions payable to the Class B Unitholder associated with the adjustment in value of these real estate properties have been deferred until such time as a sale occurs. During the year ended December 31, 2003, the Corporation recognized actual gains of $12,631,607 on the sale of real estate and $36,611,052 included in equity income from joint ventures attributable to real estate sales. As a result of these sales, the Corporation's deferred gain at December 31, 2003 was reduced by $47,436,043 to $4,431,694.

         RESERVE FOR ESTIMATED COSTS DURING THE PERIOD OF LIQUIDATION

         Under liquidation accounting, the Corporation is required to estimate and accrue the costs associated with executing the Plan of Liquidation. These amounts can vary significantly due to, among other things, the timing and realized proceeds from property sales, the costs of retaining agents and trustees to oversee the liquidation, the costs of insurance, the timing and amounts associated with discharging known and contingent liabilities and the costs associated with cessation of the Company's operations. These costs are estimates and are expected to be paid out over the liquidation period. Such costs do not include costs incurred in connection with ordinary operations.

         The reserve for additional costs associated with liquidation was increased from $1,300,000 at December 31, 2002 to $1,500,000 at December 31, 2003 as a result of higher estimated costs associated with the execution of the Plan of Liquidation of $606,299. The increase in the reserve was offset by payments of (a) professional costs associated with obtaining the Fleet Loan of $387,565, (b) $2,067 incurred in connection with the payoff of the Fleet Loan, and (c) tax planning costs of $16,667 paid to an affiliate of Presidio Capital Investment Company, LLC in connection with the Accotel transaction (see note 11).

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         CASH EQUIVALENTS

         The Corporation considers all short-term investments that have original maturities of three months or less from the date of acquisition to be cash equivalents.

         RECEIVABLES

         Receivables are stated net of an allowance for doubtful accounts of $8,692 and $26,441 as of December 31, 2003 and December 31, 2002,
         respectively.

         REVENUE RECOGNITION

         Prior to the adoption of the liquidation basis of accounting, base rents were recognized on a straight-line basis over the terms of the related leases. Subsequent to the adoption of the liquidation basis of accounting, the amount of the previously deferred straight-line rent was grouped with real estate for purposes of comparing such balances to their net realizable value and, if such amounts when aggregated with real estate exceeded the net realizable value, the amount of the excess was included in the write-off of other assets as part of the adjustment to the liquidation basis of accounting. At October 29, 2002 approximately $254,181 of deferred straight-line rent, that was included in other assets, was subsequently grouped with real estate with no write-off required.

         Percentage rents charged to retail tenants based on sales volume are recognized when earned. Pursuant to Staff Accounting Bulletin No 101, "Revenue Recognition in Financial Statements," and the Emerging Issues Task Force's consensus on Issue 98-9, "Accounting for Contingent Rent in Interim Financial Periods," the Corporation defers recognition of contingent rental income (i.e., percentage/excess rent) in interim periods until the specified target (i.e., breakpoint) that triggers the contingent rental income is achieved. Recoveries from tenants for taxes, insurance and other operating expenses are recognized as revenue in the period the applicable costs are incurred.

         INVESTMENTS IN JOINT VENTURES

         Certain properties are owned in joint ventures with Shelbourne Properties II L.P. and/or Shelbourne Properties III L.P. Prior to April 30, 2002, the Corporation owned an undivided interest in the assets owned by these joint ventures and was severally liable for indebtedness it incurred in connection with its ownership interest in those properties. Therefore, for periods prior to January 1, 2002, the Corporation's consolidated financial statements had presented the assets, liabilities, revenues and expenses of the joint ventures on a pro rata basis in accordance with the Corporation's percentage of ownership.

         After April 30, 2002, as a result of the Operating Partnership's incurring debt in connection with entering into the Credit Facility discussed in Note 6, the Corporation was no longer allowed to account for its investments in joint ventures on a pro-rata consolidation basis in accordance with its percentage of ownership but must instead utilize the equity method of accounting. Accordingly, the Corporation's consolidated balance sheet at December 31, 2003 and 2002 and the Corporation's consolidated statements of operations commencing January 1, 2002 reflect the equity method of accounting.

         REAL ESTATE HELD FOR SALE

         Subsequent to the adoption of the liquidation basis of accounting, real estate assets were adjusted to their net realizable value and classified as real estate held for sale. Additionally, the Corporation suspended recording any further depreciation expense.

         Repairs and maintenance are charged to expense as incurred. Replacements and betterments are capitalized.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         DEPRECIATION AND AMORTIZATION

         Upon the adoption of the liquidation basis of accounting, deferred loan fees of $700,832 were written off to reflect the balances at their net realizable value. Direct lease costs associated with the real estate were grouped with real estate for purposes of comparing carrying amounts to their net realizable value, and if such amounts when aggregated with real estate exceeded the net realizable value, these costs were written off.

         Prior to the Corporation adopting the liquidation basis of accounting, depreciation was computed using the straight-line method over the useful life of the property, which was estimated to be 40 years. The cost of properties represented the initial cost of the properties to the Company plus acquisition and closing costs less impairment adjustments. Tenant improvements, leasing costs and deferred loan fees were amortized over the applicable lease term.

         FINANCIAL INSTRUMENTS

         The carrying values reflected in the consolidated statements of net assets at December 31, 2003 and 2002 reasonably approximate the fair values for cash and cash equivalents, other assets, receivables and accounts payable due to their short term nature.

         INCOME TAXES

         The Corporation is operating with the intention of qualifying as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986 as amended. Under those sections, a REIT which pays at least 90% of its ordinary taxable income as a dividend to its stockholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its stockholders.

         The Corporation paid to stockholders an amount greater than its taxable income; therefore, no provision for federal income taxes is required. For federal income tax purposes, the cash dividends distributed to stockholders are characterized as follows:

                                              2003            2002          2001
                                              ----            ----         ----

                 Liquidating Dividend         100%            100%            -
                 Ordinary Income                 -               -         100%
                 Return of Capital               -               -            -
                                              ----            ----         ----

                 Total                        100%            100%         100%
                                              ====            ====         ====

         Prior to the conversion to a REIT, no provision had been made for federal, state and local income taxes since they were the personal responsibility of the partners. A final tax return and K-1's were issued for the short tax year ended April 18, 2001.

         Taxable income differs from net income for financial reporting purposes principally because of differences in the timing of recognition of rental income and depreciation. As a result of these differences, impairment of long-lived assets and the initial write off of organization costs for book purposes, the tax basis of the Corporation's net assets exceeded its book value by $40,230,668 at December 31, 2002.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         AMOUNTS PER SHARE

         Basic earnings (loss) per share is computed based on weighted average common shares outstanding during the period.

         DIVIDENDS PER SHARE

         On December 7, 2001 the Board of Directors declared a dividend of $1.33 per share. The dividend was paid on December 21, 2001 to all stockholders of record as of December 17, 2001.

         On November 5, 2002, the Board of Directors declared a dividend of $4.50 per share. The dividend was paid on November 21, 2002 to all stockholders of record as of November 15, 2002

         On January 13, 2003, the Board of Directors declared a dividend of $3.50 per share. The dividend was paid on January 31, 2003 to stockholders of record at the close of business on January 23, 2003.

         On February 28, 2003, the Board of Directors declared a dividend of $52.00 per share. The dividend was paid on March 18, 2003 to stockholders of record at the close of business on March 10, 2003.

         The stockholders' Priority Return (defined in note 8 below) as of July 9, 2003 was $0.94 per share, which was satisfied on that date. Consequently, the Class B Unitholder, which is entitled to receive distributions only after the satisfaction of the Priority Return, was paid a distribution of $278,223 on July 9, 2003. All of the Class B Units are held by HX Investors, L.P. ("HX Investors"), an affiliate of the Corporation's current Chief Executive Officer.

         On June 19, 2003, the Board of Directors declared a dividend of $2.82 per share. The dividend was paid on July 9, 2003 to the stockholders of record at the close of business on June 30, 2003.

         The Class B Unitholder, HX Investors, was paid a distribution in the amount of $444,328 on August 21, 2003.

         On August 1, 2003 the Corporation's Board of Directors declared a dividend of $3.00 per share. The dividend was paid on August 21, 2003 to its stockholders of record at the close of business on August 11, 2003. The dividend was paid out of the Corporation's cash reserve.

         On December 16, 2003, the Board of Directors declared a dividend of $1.52 per share. The dividend was paid January 8, 2004 to stockholders of record as of the close of business on December 26, 2003.

         The Class B Unitholder, HX Investors, was paid a distribution in the amount of $225,348 on January 8, 2004.

         RECENTLY ISSUED ACCOUNTING STANDARDS

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements will be effective for fiscal years beginning after May 15, 2002. This statement had no material effect on the Corporation's financial statements.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

         In November 2002, the FASB issued Interpretation No. 45, Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. The disclosure provisions of this Interpretation were effective for the Corporation's December 31, 2002 financial statements. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. This Interpretation had no material effect on the Corporation's financial statements.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement had no material effect on the Corporation's financial statements.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The statement improves the accounting for certain financial instruments that under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash and other assets. A second type, which includes put options and forward purchase contracts, involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominately to a variable such as a market index, or varies inversely with the value of the issuer's shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. In addition to its requirements for the classification and measurement of financial instruments in its scope, SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement had no material impact on the Corporation's financial statements.

         In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003). Consolidation of Variable Interest Entities ("VIEs"), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Corporation will be required to adopt FIN 46R in the first fiscal period ending after March 15, 2004. Upon adoption of FIN 46R, the assets, liabilities and noncontrolling interest of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Corporation does not expect that this will have a material impact on the Corporation's consolidated financial statements.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



3.       CONFLICTS OF INTEREST AND TRANSACTIONS WITH RELATED PARTIES

         During the years ended December 31, 2001, 2002 and 2003, property management services (the "Property Management Services") and asset management services, investor relation services and accounting services (the "Asset Management Services") have been provided to (i) the Predecessor Partnership by affiliates of the general partners of the Predecessor Partnership's (the "Predecessor General Partners") and (ii) the Company by affiliates of the Company.

         ASSET MANAGEMENT SERVICES

         For the period January 1, 2001 through April 17, 2001, an affiliate of the Predecessor General Partners, Resources Supervisory, provided Asset Management Services for an annual fee equal to 1.25% of the Predecessor Partnership's gross asset value. In addition, the Predecessor Partnership was obligated to (i) pay $150,000 for non-accountable expenses and (ii) reimburse Resources Supervisory for expenses incurred in connection with the performance of its services.

         Effective April 18, 2001 through February 14, 2002, Shelbourne Management LLC ("Shelbourne Management"), a wholly-owned subsidiary of Presidio Capital Investment Company, LLC ("PCIC"), provided asset management services to the Company pursuant to the terms of an Advisory Agreement (the "Advisory Agreement") between the Corporation, the Operating Partnership and Shelbourne Management. Pursuant to the terms of the Advisory Agreement, the Corporation was obligated to pay for asset management services, an annual asset management fee, payable quarterly, equal to 1.25% of the Corporation's gross asset value as of the last day of the year. In addition, the Corporation was obligated to
         (i) pay $150,000 for non-accountable expenses and (ii) reimburse Shelbourne Management for expenses incurred in connection with the performance of its services.

         Effective February 14, 2002, in connection with the Transaction (as described below), PCIC began providing such services for a reduced fee of $333,333 per annum (the "Transition Management Fee"). Both Shelbourne Management and PCIC were affiliates of the then management of the Corporation.

         Effective October 1, 2002, as contemplated by the Plan of Liquidation, the agreement with PCIC was terminated and Kestrel Management, L.P. ("Kestrel") began providing the Asset Management Services for a fee of $200,000 per annum. Kestrel is an affiliate of the Corporation's current Chief Executive Officer.

         PROPERTY MANAGEMENT SERVICES

         During the years ended December 31, 2001, 2002 and 2003, property management services were provided by Kestrel pursuant to the agreements that provide for a fee of up to 3% of property revenue.

         The following table summarizes the amounts paid to affiliates for Expense Reimbursements, Asset Management Fees, Transition Management Fee and Property Management Fees for the twelve-month periods ended December 31, 2003, 2002 and 2001. All numbers in the tables below include the Corporation's share of fees paid to Kestrel by properties owned by joint ventures in which the Corporation has an interest.

         YEAR ENDED DECEMBER 31, 2003

                                         Resources       Shelbourne
                                        Supervisory      Management      Kestrel
                                        -----------      ----------      -------

         Expense Reimbursement           $     -          $     -        $     -
         Asset Management Fee                  -                -        200,000
         Property Management Fee               -                -        161,017

                              SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.       CONFLICTS OF INTEREST AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

         PROPERTY MANAGEMENT SERVICES (CONTINUED)


         YEAR ENDED DECEMBER 31, 2002

                                             Resources    Shelbourne
                                            Supervisory   Management     Kestrel
                                            -----------   ----------     -------

         Expense Reimbursement               $     -      $  18,750     $      -
         Asset Management Fee                      -        135,805       50,000
         Transition Management Fee                 -        208,250            -
         Property Management Fee                   -              -      342,289


         YEAR ENDED DECEMBER 31, 2001

                                             Resources     Shelbourne
                                            Supervisory    Management    Kestrel
                                            -----------   ----------     -------
         Expense Reimbursement               $  44,583     $ 105,417    $      -
         Asset Management Fee                  314,102       757,401           -
         Property Management Fee                     -             -     312,777


         ALLOCATION OF DIVIDENDS BY THE CORPORATION

         Dividends payable to affiliates for the years ended December 31, 2003, 2002 and 2001 on account of shares of common stock owned are as follows:

                                                                 Year Ended December 31,
                                                        2003            2002              2001
                                                        ----            ----              ----
         Presidio Capital Investment Company LLC    $         -     $        -      $ 563,791
         HX Investors, L.P.                           21,614,380     1,586,183         61,845


         The stockholders' Priority Return was satisfied on July 9, 2003. Consequently, the Class B Unitholder, HX Investors, which is entitled to receive distributions only after the satisfaction of the Priority Return, has received distribution payments totaling $722,551 since the Priority Return was satisfied.

         In addition, effective August 19, 2002, in connection with the settlement of the lawsuit brought by HX Investors, Shelbourne Management agreed to pay to HX Investors approximately 42% of the amounts paid to Shelbourne Management with respect to the Class A units. Distributions paid to Shelbourne Management on account of its Class A units for the years ended December 31, 2003 and 2002 were $41,198 and $51,486, respectively, of which $17,303 and $9,334, respectively, were paid by Shelbourne Management to HX Investors pursuant to their agreement.

         THE TRANSACTION

         On February 14, 2002, the Corporation, Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. (the "Companies") consummated a transaction (the "Transaction") whereby the Corporation purchased the 423,903 shares of the Corporation's common stock held by subsidiaries of PCIC and the Advisory

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.       CONFLICTS OF INTEREST AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

         THE TRANSACTION (CONTINUED)

         Agreement was contributed to the Operating Partnership. Pursuant to the Transaction, the Corporation paid PCIC $14,303,060 in cash and the Operating Partnership issued preferred partnership interests with an aggregate liquidation preference of $812,674 and a note in the amount of $17,639,459. This note was satisfied in April 2002 from the proceeds of the Credit Facility (see note 6). The liquidation preference was eliminated on January 15, 2003 in connection with the Accotel Transaction (see note 11).

         RELATED PARTY LOAN RECEIVABLE

         In connection with the Fleet Loan financing, the Corporation, Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. entered into Indemnity, Contribution and Subrogation Agreements, the purpose and intent of which was to place operating partnerships in the same position (as among each other) as each would have been had the lender made three separate loans. Under the terms of the Fleet Loan, the Corporation was required to utilize a portion of its proceeds generated by property sales to make principal payments on the Fleet Loan on behalf of Shelbourne Properties II, Inc. In accordance with the terms of the Indemnity, Contribution and Subrogation Agreements, the portion of the principal payments made by the Corporation that were allocable to Shelbourne Properties II, Inc. have been recorded as a loan receivable from Shelbourne Properties II, Inc. that is secured by Shelbourne Properties II Inc.'s interests in the entities that own its properties. The principal and accrued interest due to the Corporation from Shelbourne Properties II, Inc. at December 31, 2003 is $1,352,307 and requires payments of interest under the same terms as the Fleet Loan, which is LIBOR plus 2.75% (3.875% at December 31, 2003). During 2003, Shelbourne Properties III, Inc. was required to make principal payments on the Fleet Loan for the benefit of the Corporation. Pursuant to the terms of the Indemnity, Contribution, and Subrogation Agreements, the Corporation paid interest on this loan under the same terms as the Fleet Loan. On December 11, 2003 the Corporation repaid in full the loan due to Shelbourne Properties III, Inc. The Corporation paid $18,815 in interest to Shelbourne Properties III, Inc.

4.       REAL ESTATE HELD FOR SALE

         As of December 31, 2003, the Corporation sold all of its wholly-owned real estate.

         On January 21, 2003, the Corporation sold Southport Shopping Center located in Ft. Lauderdale, Florida for a gross sales price of $23,430,000. The Corporation received proceeds of $23,178,855 after closing costs. Under the terms of the Credit Facility, which was in place at the time of the sale, all of the net proceeds from the sale were paid to reduce the amount due under the Credit Facility. The Corporation recognized the previously deferred gain and realized a gain for financial reporting purposes of $9,285,661.

         On December 11, 2003, the Corporation sold Loch Raven Plaza located in Towson, Maryland for a gross sales price of $9,575,000. After closing adjustments and closing costs, net proceeds amounted to $9,153,158. The Fleet Loan, required a principal paydown of $7,500,000. After the total principal payment the remaining proceeds from the sale amounted to $1,653,158. The Corporation recognized the previously deferred gain and realized a gain for financial reporting purposes of $3,345,946.

5.       INVESTMENT IN JOINT VENTURES

         As of December 31, 2003 the Corporation was invested in two joint ventures (the Accor S.A. Properties, described in note 11, and Seattle Landmark). The joint ventures are accounted for utilizing the equity method of accounting.

         On October 30, 2002, the Corporation adopted the liquidation basis of accounting. Subsequent to the adoption of the liquidation basis of accounting, the investments in joint ventures were adjusted to their net

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.       INVESTMENT IN JOINT VENTURES (CONTINUED)

         realizable value based on current contracts, estimates as determined by independent appraisals or other indications of sales values with the unrealized gain deferred until an actual sale occurs.

         Due to significant amount of the investment in Seattle Landmark Joint Venture, the property's financial information is as follows:

         BALANCE SHEET


                                                For the Year Ended December 31,
                                               2003                       2002
                                            -----------                ----------
         Assets:

         Real estate held for sale         $ 19,775,003               $18,944,000
         Cash and cash equivalents              608,297                 1,245,464
         Other assets                            80,771                    96,513
         Receivables, net                       763,029                   174,283
                                           ------------              ------------
         Total assets:                       21,227,100                20,460,260

         Liabilities:
         Other Liabilities:                   1,426,996                   458,931

         Partners Equity:
         Shelbourne Properties I, Inc.        9,900,403    50%         10,001,016     50%
         Other Partners Equity                9,899,701    50%         10,000,313     50%
                                           ------------              ------------
         Total Liabilities and Partners
         Equity:                           $ 21,227,100              $ 20,460,260


                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




5.       INVESTMENT IN JOINT VENTURES (CONTINUED)

         STATEMENT OF OPERATIONS


                                                      For the Year Ended December 31,
                                                    2003             2002               2001
                                                ------------     ------------       ------------
        Revenues:
        Rental Income                           $  2,936,572     $  3,106,686       $  2,896,480
        Interest Income                                2.960           11,440             69,896
                                                ------------     ------------       ------------
        Total Revenues:                            2,969,532        3,118,126          2,966,376

        Expenses:
        Depreciation and Amortization                      -          467,417            392,190
        Other Expenses                             1,600,466        1,332,727          1,217,086
                                                ------------     ------------       ------------

        Total Expenses:                            1,600,466        1,800,144          1,609,276

        Revenue in Excess of Expenses           $  1,339,066     $  1,317,982       $  1,357,100

        Revenue in Excess of
          Expenses allocated to
          Shelbourne Properties I, Inc.              669,533          657,929            676,980

        Revenue in Excess of Expenses
          allocated to Other Partners                669,533          660,053            680,120

         RECONCILIATION OF INVESTMENT IN JOINT VENTURES



                                                             For the Year Ended December 31,
                                                              2003                     2002
                                                          ------------             -------------
        Investment in Seattle Landmark                    $  9,900,403             $  10,001,016
          Joint Venture

        Investment in other joint ventures                     867,806                47,790,257
                                                          ------------             -------------
        Total investment in joint ventures                $ 10,768,209             $  57,791,273
                                                          ============             =============

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5.       INVESTMENT IN JOINT VENTURES (CONTINUED)


         On February 28, 2003, 568 Broadway Joint Venture, a joint venture in which the Company held a 38.925% interest, sold its property located at 568 Broadway, New York, New York for a gross sale price of $87,500,000. After assumption of the debt encumbering the property ($10,000,000), closing adjustments and other closing costs, net proceeds were approximately $73,000,000, approximately $28,415,250 of which was allocated to the Operating Partnership. The joint venture recognized a gain for financial reporting purposes of $67,746,480 of which $26,478,493 was attributable to the Corporation and is reported as equity income from joint ventures.

         On April 29, 2003, Century Park I Joint Venture, a joint venture in which the Company held a 50% interest, sold its property located in San Diego, California for a gross sales price of $29,750,000. The Fleet Loan required that a payment of $20,000,000 be made to pay down the loan. After the required paydown, closing adjustments and other closing costs, net proceeds were $9,403,450 of which the Operating Partnership was allocated $4,701,725. The joint venture recognized a gain for financial reporting purposes of $20,394,138 of which $10,132,559 was attributable to the Corporation and is reported as equity income from joint ventures.

6.       CREDIT FACILITY

         On May 1, 2002, the operating partnerships of the Companies and certain of the operating partnerships' subsidiaries entered into a $75,000,000 revolving credit facility with Bayerische Hypo-Und Vereinsbank AG, New York Branch, as agent for itself and other lenders (the "Credit Facility"). The Credit Facility had a term of three years and was prepayable in whole or in part at any time without penalty or premium. The Companies initially borrowed $73,330,073 under the Credit Facility. The Company's share of the proceeds amounted to $23,832,274 of which $17,639,459 was used to repay the note issued in the Transaction, $172,733 to pay associated accrued interest and $667,145 to pay costs associated with the Credit Facility. The excess proceeds of approximately $5,352,937 were deposited into the Company's operating cash account. The Credit Facility was subsequently satisfied on February 20, 2003 (see note 7 below).

7.       FLEET LOAN

         On February 20, 2003, in a transaction designed to provide flexibility to the Corporation, Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., (collectively, the "Companies") and their respective operating partnerships (the "Shelbourne OPs") in implementing their respective plans of liquidation and to enable them to distribute 100% of the net proceeds from the sale of the New York, New York property, direct and indirect subsidiaries of each of the Companies (the "Borrowers") entered into a Loan Agreement with Fleet National Bank, as agent for itself and other lenders ("Fleet") pursuant to which the Borrowers obtained a $55,000,000 loan (the "Fleet Loan"). The Companies believed that by entering into a single loan transaction instead of three separate loan transactions they were able to obtain a larger loan at a more favorable interest rate.

         The Borrowers were jointly and severally liable for the repayment of the amounts due under the Fleet Loan, and the Shelbourne OPs and the Companies have guaranteed the repayment of the Fleet Loan. A portion of the Fleet Loan proceeds, as well as the balance of a note in the amount of $10,000,000 secured by the 568 Broadway property were used to satisfy the Credit Facility that had an aggregate balance due of $37,417,249 as of February 20, 2003.

         The Fleet Loan was satisfied on December 11, 2003 from the proceeds of the sales of properties owned by the Corporation, Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



7.       FLEET LOAN (CONTINUED)

         Pursuant to the terms of the Fleet Loan, each Borrower was jointly and severally liable for the repayment of the entire principal, interest and other amounts due under the Fleet Loan. Accordingly, the Borrowers, the Companies and the Shelbourne OPs entered into Indemnity, Contribution and Subrogation Agreements, the purpose and intent of which was to place the operating partnerships in the same position (as among each other) as each would have been had the lender made three separate loans, one to each of the operating partnerships. The principal benefit derived from obtaining one loan instead of three separate loans is that the interest rate on the Fleet Loan and the costs associated with the Fleet Loan were less than that which would have been incurred for three separate smaller loans.

8.       CLASS B PARTNERSHIP INTERESTS

         Under the Plan of Liquidation which has been approved by the Corporation's Board of Directors and stockholders, the Class B Unitholder is entitled to receive an incentive payment of 15% of (i) the cash and other proceeds generated from operating the assets and properties of the Company, plus the aggregate fair value of all consideration received from the disposal of the assets and properties of the Company less (ii) the sum of all direct costs incurred in connection with such disposal (the "Incentive Fee"), after the payment of a priority return of approximately $59.00 per share to stockholders of the Corporation plus interest thereon compounded quarterly at 6% per annum from August 19, 2002 (the "Priority Return"). On August 19, 2002, the Board of Directors of the Corporation authorized the issuance by the Operating Partnership of, and the Operating Partnership issued, Class B Units to HX Investors which Class B Units provide distribution rights to HX Investors consistent with the intent and financial terms of the Incentive Fee. The Class B Units entitle the holder thereof to receive distributions equal to 15% of gross proceeds after the Priority Return. The remaining Priority Return was $0.94 per share as of July 9, 2003 and was satisfied on that date. Consequently, HX Investors as the Class B Unitholder is entitled to receive distributions on account of its Class B Units which replaced the Incentive Fee. The Class B Unitholder was paid a distribution of $278,223 on July 9, 2003.

         On August 1, 2003, the Board of Directors declared a dividend to the common stockholders of $3.00 per share. The Class B Unitholder was entitled to a distribution of $444,328. The dividend and distribution was paid on August 21, 2003. The total amount of distributions received during 2003 by the Class B Unitholder since the Priority Return was satisfied on July 9, 2003 is $722,551.

         On December 16, 2003, the Board of Directors declared a dividend to the common stockholders of $1.52 per share. The Class B Unitholder is entitled to a distribution of $225,348. The dividend and distribution was paid on January 8, 2004.

9.       CLASS A 5% PREFERRED PARTNERSHIP INTERESTS

         In connection with the Transaction, the Operating Partnership issued to Shelbourne Management 812.674 Class A 5% Preferred Partnership Units (the "Class A Units"). The Class A Units entitled the holder to a quarterly distribution equal to 1.25% of the aggregate liquidation preference of the Class A Units (812.674). In addition, upon the liquidation of the Operating Partnership, each Class A Unit was entitled to a liquidation preference of $1,000 per unit. The Class A Units are not convertible into common units of the Operating Partnership or shares in the Corporation and the holders of the Class A Units do not have voting rights except in limited circumstances. Although the holders of the Class A Units do not have redemption rights, pursuant to the terms of the Purchase and Contribution Agreement entered into in connection with the Transaction and prior to the modification described below, Shelbourne Management had the right to cause the Operating Partnership to reacquire the Class A Units upon the occurrence of certain events including, without limitation, if the aggregate assets of the Companies is below approximately $75 million or the outstanding debt under which the Companies are obligated is less than $55 million, for a purchase price equal to the liquidation preference plus an amount (the "Put Premium") which was equal to approximately $5,286,000 at December 31, 2002 and declined each February 13, May 13, August 13 and November 13 until it reached zero on May 13, 2007.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.       CLASS A 5% PREFERRED PARTNERSHIP INTERESTS (CONTINUED)

         The terms of the Class A Units were subsequently modified to eliminate the liquidation preference and limit the circumstances under which the holders of the Class A Units can cause the Operating Partnership to purchase the Class A Units at a premium. These circumstances include the occurrence of any of the following if any of the Class A Units are outstanding; (i) the filing of bankruptcy by a Shelbourne OP; (ii) the failure of a Shelbourne OP to be taxed as a partnership; (iii) the termination of the Advisory Agreement; (iv) the issuing of a guaranty by any of the Companies on the debt securing the Accor S.A. Properties (see below); or (v) the taking of any action with respect to the Accor S.A. Properties without the consent of the Class A Unitholder (the "Class A Trigger Events").

         Effective August 19, 2002, in connection with the settlement of the lawsuit brought by HX Investors, Shelbourne Management agreed to pay to HX Investors 42% of the amounts paid to Shelbourne Management with respect to the Class A Units (see note 3).

10.      CHANGE IN CONTROL

         On July 1, 2002, the Companies entered into a settlement agreement with respect to certain outstanding litigation involving the Companies. In connection with the settlement, the Corporation entered into a stock purchase agreement (the "Stock Purchase Agreement") with HX Investors and Exeter Capital Corporation ("Exeter"), the general partner of HX Investors, pursuant to which HX Investors, the owner of approximately 12% of the outstanding common stock of the Corporation, agreed to conduct a tender offer for up to an additional 30% of the Corporation's outstanding stock at a price per share of $53.00 (the "HX Investors Offer"). The tender offer commenced on July 5, 2002 following the filing of the required tender offer documents with the Securities and Exchange Commission by HX Investors.

         Pursuant to the Stock Purchase Agreement, the Board of Directors of the Corporation approved a plan of liquidation for the Corporation (the "Plan of Liquidation") and agreed to submit the Plan of Liquidation to its stockholders for approval. HX Investors agreed to vote all of its shares in favor of the Plan of Liquidation. Under the Plan of Liquidation, HX Investors was to receive an incentive payment of 25% of gross proceeds after the payment of a priority return of approximately $59.00 per share was made to the stockholders of the Corporation.

         Subsequently, on July 29, 2002, Longacre Corp.("Longacre") commenced a lawsuit individually and derivatively against the Corporation, Shelbourne Properties II, Inc., Shelbourne Properties III, Inc., their boards, HX Investors, and Exeter seeking preliminary and permanent injunctive relief and monetary damages based on purported violations of the securities laws and mismanagement related to the tender offer by HX Investors, the Stock Purchase Agreement, and the Plan of Liquidation. The suit was filed in federal court in New York, New York. On August 1, 2002, the court denied Longacre's motion for a preliminary injunction, and, on September 30, 2002, the court dismissed the lawsuit at the request of Longacre.

         Contemporaneous with filing its July 29, 2002 lawsuit, Longacre publicly announced that its related companies, together with outside investors, were prepared to initiate a competing tender offer for the same number of shares of common stock of the Corporation as were tendered for under the HX Investors Offer, at a price per share of $58.30. Over the course of the next several days, Longacre and HX Investors submitted competing proposals to the board of directors of the Corporation and made those proposals public. On August 4, 2002, Longacre notified the Corporation that it was no longer interested in proceeding with its proposed offer.

         On August 5, 2002, the Corporation entered into an amendment to the Stock Purchase Agreement. Pursuant to the terms of the amendment, the purchase price per share offered under the HX Investors Offer was increased from $53.00 to $63.15. The amendment also reduced the incentive payment payable to HX Investors under the Plan of Liquidation from 25% to 15% of gross proceeds after payment of the approximately $59.00 per share priority return to stockholders of the Corporation (the "Incentive Fee"), and included certain corporate governance provisions.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



10.      CHANGE IN CONTROL (CONTINUED)

         On August 16, 2002, the HX Investors offer expired and HX Investors acquired 251,785 shares representing 30% of the outstanding shares.

         On August 19, 2002, as contemplated by the Stock Purchase Agreement, the existing Board of Directors and executive officer of the Corporation resigned and the Board was reconstituted to consist of six members, four of whom are independent directors. In addition, new executive officers were appointed.

         Also on August 19, 2002, the Board of Directors of the Corporation authorized the issuance by the Operating Partnership of Class B Units to HX Investors which Class B Units provide distribution rights consistent with the intent and financial terms of the incentive payment provided for in the Stock Purchase Agreement described above and which distributions are payable only in the event that the Plan of Liquidation was adopted. On August 19, 2002, the Operating Partnership issued the Class B Units to HX Investors in full satisfaction of the Incentive Fee payment otherwise required under the Plan of Liquidation.

11.      ACCOTEL TRANSACTION

         On January 15, 2003, a joint venture owned by the Operating Partnership and the operating partnerships of Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. acquired from Realty Holdings of America, LLC, an unaffiliated third party, a 100% interest in an entity that owns 20 motel properties, which are triple net leased to an affiliate of Accor S.A (the "Accor S.A. Properties"). The cash purchase price, which was provided from working capital, was $2,668,272 of which $867,806, $1,079,675 and $720,791 was paid by the Corporation,
         Shelbourne Properties II, Inc., and Shelbourne Properties III, Inc., respectively. The Accor S.A. Properties are also subject to existing mortgage indebtedness in the current principal amount of approximately $72,200,000.

         The Companies formed the joint venture and acquired the interest in the new properties in order to facilitate the disposition of the other properties of the Companies and the distribution to stockholders of the sales proceeds in accordance with the Plan of Liquidation. Prior to the acquisition of the Accor S.A. Properties, the holder of the Class A Units had the right to cause the Operating Partnerships to purchase the Class A Units at a substantial premium to their liquidation value (at the time of the acquisition, a premium of approximately $5,286,000 in the case of the Operating Partnership and approximately $16,265,000 for all three operating partnerships) unless the operating partnerships maintained at least approximately $54,200,000 of aggregate indebtedness ($17,600,000 in the case of the Operating Partnership) guaranteed by the holder of the Class A Units and secured by assets having an aggregate market value of at least approximately $74,800,000 ($24,300,000 in the case of the Operating Partnership). These requirements significantly impaired the ability of the Corporation to sell its properties and make distributions in accordance with the Plan of Liquidation. In lieu of these requirements, the operating partnerships acquired the Accor S.A. Properties for the benefit of the holder of the Class A Units. The holder of the Class A Units does, however, continue to have the right, under certain limited circumstances which the Companies do not anticipate will occur, to cause the operating partnerships to purchase the Class A Units at the premium as described above.

         The terms of the Class A Units were also modified to eliminate the $2,500,000 aggregate liquidation preference to which the holder of the Class A Units was previously entitled ($812,674 in the case of the Operating Partnership).

         The holder of the Class A Units has the right to require the operating partnerships to acquire other properties for its benefit at an aggregate cash cost to the operating partnerships of $2,500,000 (approximately $812,000 of which would be paid by the Operating Partnership). In that event the Accor S.A. Properties would not be held for the benefit of the holder of the Class A Units and would be disposed of as part of the liquidation of the Companies.

                          SHELBOURNE PROPERTIES I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



12.      SUBSEQUENT EVENT

         On March 17, 2004, the holder of the Class A Units agreed to retain its beneficial ownership of the motel properties and relinquish its right to require the acquisition of other properties, thereby enabling the Corporation to set up liquidating trusts to complete its liquidation as early as April 16, 2004. In consideration of the Class A Unitholder electing to take title to the Accor S.A. Properties earlier than required, the Corporation waived its right to require the Class A Unitholder to reimburse it for up to $75,000 of costs associated with the acquisition of the Accor S.A. Properties and agreed to make a payment to the Class A Unitholder of approximately $41,667.

13.      QUARTERLY DATA (UNAUDITED)

         The following table presents the unaudited financial data by quarter for the years ended December 31, 2003 and 2002. Periods prior to October 30, 2002 were on a going concern basis, liquidation basis was used thereafter:

                                                                                         Income (Loss) Available to
                                                           Income (Loss) Available to      Common Stockholders Per
                                   Total Rental Revenues       Common Stockholders                  Share
                                   ----------------------------------------------------------------------------------

         Year 2003 Total            $     2,011,425               $     50,288,873                $       59.92
         4th Quarter 2003                   272,745                      4,073,509                         4.85
         3rd Quarter 2003                   328,098                      (365,938)                        (0.44)
         2nd Quarter 2003                   336,682                     10,000,085                        11.92
         1st Quarter 2003                 1,073,900                     36,581,217                        43.59

         Year 2002 Total            $     4,401,961               $   (18,065,149)                $      (20.26)(c)
         4th Quarter 2002                 1,009,516                        780,055                         0.93 (b)
         3rd Quarter 2002                   914,766                        264,899                         0.32 (b)
         2nd Quarter 2002                   870,132                    (1,552,989)                        (1.85)(b)
         1st Quarter 2002                 1,607,547                   (17,557,114)                       (16.70)(a)



         (a) Net Income (Loss) per Common Share was calculated using a weighted average shares outstanding of 1,051,238.

         (b) Net Income (Loss) per Common Share was calculated using a weighted average shares outstanding of 839,286.

         (c) Net Income (Loss) per Common Share was calculated using a weighted average shares outstanding of 891,548.